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                                                                   EXHIBIT 99.5


                              INTERNAL REVENUE CODE
                         SECTION 280G CUT BACK AGREEMENT


I, Jeffrey Kissling, hereby agree that in the event the transaction contemplated by the Agreement and Plan of Merger, dated February 24, 1998, between Siebe plc, WDR Acquisition Corp., WDR Sub Corp. and Wonderware Corporation is consummated and, as a result of the consummation of such transaction, I would be deemed to have received, solely in connection with stock options held by me, an "excess parachute payment" under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), I shall forfeit, on the date immediately preceding the closing of such transaction, such number of stock options as is necessary such that I am not deemed to have received an "excess parachute payment" under Sections 280G and 4999 of the Code not to exceed 4,000 options.

                                       Signed:  /s/Jeffrey Kissling

                                       Dated:  February 23, 1998